UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

CANNAE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

CARRONADE CAPITAL MASTER, LP

CARRONADE CAPITAL MANAGEMENT, LP

CARRONADE CAPITAL GP, LLC

CARRONADE CAPITAL MANAGEMENT GP, LLC

DAN GROPPER

MONA ABOELNAGA

BENJAMIN C. DUSTER, IV

DENNIS A. PRIETO

CHÉRIE L. SCHAIBLE

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Carronade Capital Master, LP (“Carronade”), together with the other participants named herein, has filed a preliminary proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of Carronade’s slate of four director nominees at the 2025 annual meeting of shareholders of Cannae Holdings, Inc. (the “Company”), a Nevada corporation.

Item 1: On May 13, 2025, The Deal published an article, which was posted on The Deal’s website and included the following quotes from Carronade:

“Cannae’s latest misguided attempts to cure years of egregious governance in the midst of a proxy challenge are insufficient and in our view border on bad faith,” said Carronade in a statement Tuesday. The 3% stakeholder added, the “actions add to a series of ineffective and reactive steps attempting to assuage long-suffering shareholders underscore the need to elect new, truly independent shareholder representatives to the board.”

On Tuesday, Carronade said it was “beyond the pale” for the board to “orchestrate a brazen corporate theft to accelerate Bill Foley’s offensive compensation package, which awards him tens of millions of dollars in lump sum payments and selling his granted stock back to Cannae at an above market price, while shareholders have continued to see the value of their investment languish.”

The investor added that the appointment of Ammerman as chairman and the appointment of two new directors “further entrench Foley’s interests at the expense of shareholders.”

Source: The Deal. The Deal is not a party to and has not endorsed Carronade’s proxy solicitation and has not consented to the use of the article in Carronade’s proxy solicitation.

Ronald Orol for The Deal.

Item 2: Also on May 13, 2025, Diligent published an article, which was posted on Diligent’s website and included the following quotes from Carronade:

“Cannae’s latest misguided attempts to cure years of egregious governance in the midst of a proxy challenge are insufficient and in our view border on bad faith,” a spokesperson for Carronade said in a statement Tuesday, which also criticized Foley’s “offensive” compensation, and Ammerman’s service on companies affiliated with Foley as a form of entrenchment.

“These actions add to a series of ineffective and reactive steps attempting to assuage long-suffering shareholders underscore the need to elect new, truly independent shareholder representatives to the board,” the activist said.

Source: Diligent. Diligent is not a party to and has not endorsed Carronade’s proxy solicitation and has not consented to the use of the article in Carronade’s proxy solicitation.

Certain Information Concerning the Participants

Carronade, together with the other participants named herein (collectively, “Carronade Capital”), has filed a preliminary proxy statement and accompanying GOLD proxy card with the SEC to be used to solicit votes for the election of Carronade Capital’s highly-qualified director nominees at the 2025 annual meeting of shareholders of the Company.

CARRONADE CAPITAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Carronade, Carronade Capital GP, LLC (“Carronade GP”), Carronade Capital Management, LP (“Carronade Capital Management”), Carronade Capital Management GP, LLC (“Carronade Management GP”), Dan Gropper, Mona Aboelnaga, Benjamin C. Duster, IV, Dennis A. Prieto and Chérie L. Schaible.

As of the date hereof, Carronade beneficially owns directly 2,874,116 shares of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”). Carronade GP, as the general partner of Carronade, may be deemed the beneficial owner of the 2,874,116 shares of Common Stock owned by Carronade. As of the date hereof, 176,809 shares of Common Stock were held in a certain account managed by Carronade Capital Management (the “Managed Account”). Carronade Capital Management, as the investment manager of Carronade, may be deemed the beneficial owner of an aggregate of 3,050,925 shares of Common Stock directly owned by Carronade and held in the Managed Account. Carronade Management GP, as the general partner of Carronade Capital Management, may be deemed the beneficial owner of an aggregate of 3,050,925 shares of Common Stock directly owned by Carronade and held in the Managed Account. As the Managing Member of Carronade Management GP, Mr. Gropper may be deemed the beneficial owner of an aggregate of 3,050,925 shares of Common Stock directly owned by Carronade and held in the Managed Account. As of the date hereof, Ms. Aboelnaga directly beneficially owns 1,400 shares of Common Stock. As of the date hereof, Mr. Duster directly beneficially owns 1,338.329 shares of Common Stock. As of the date hereof, Mr. Prieto directly beneficially owns 1,470 shares of Common Stock. As of the date hereof, Ms. Schaible directly beneficially owns 1,360 shares of Common Stock.